Larry Keener Retirement Letter, Dated January 28, 2020

January 28, 2020

Mr. Bill Boor
CEO and President, Cavco Industries
3636 North Central Avenue
Phoenix, AZ 85012

Dear Bill,

Please accept this letter as notification of my decision to retire effective March 28, 2020. Accordingly, I will be resigning all of my positions with Palm Harbor Villages, Standard Casualty Insurance and, all other Cavco owned entities effective March 28, 2020 as well.

It has been a pleasure working with you this past year. I only regret we did not have more time together. I am certain you will do wonderful things for Cavco, its people, shareholders, and customers during your tenure.

Finally, I want to personally thank you for securing the maturity acceleration and, extension of my remaining stock option exercise rights. It is very much appreciated.

With warmest regards,

/s/ Larry Keener

Larry Keener